LICENSE AND SERVICES AGREEMENT

         This LICENSE AND SERVICES AGREEMENT (the "Agreement"), effective as of March 5th, 2004 ("Effective Date"), is made by and among I-TRAX HEALTH MANAGEMENT SOLUTIONS, INC., a corporation formed under the laws of the State of Delaware and its Affiliates (collectively, "I-trax"), with their principal place of business at One Logan Square, Suite 2615, 130 N. 18th Street, Philadelphia, Pennsylvania 19103, MERIDIAN OCCUPATIONAL HEALTHCARE ASSOCIATES, INC. (d/b/a CHD Meridian Healthcare), a corporation formed under the laws of the State of Delaware and its Affiliates (collectively, "CHD Meridian" and together with I-trax, the "I-trax-CHD Meridian Group"), with their principal place of business at 40 Burton Hills Blvd., Suite 200, Nashville, Tennessee 37215, and BIOSIGNIA, INC. ("BioSignia"), a corporation formed under the laws of the State of Delaware, with its principal place of business at 1822 E. NC Highway 54, Suite 350, Durham, North Carolina 27713. Each of I-trax, CHD Meridian and BioSignia are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

         A. BioSignia is the owner of or otherwise has all rights to use and transfer certain proprietary technology used for predictive modeling, health economics, epidemiology and prospective medicine. I-trax-CHD Meridian Group is comprised of entities delivering, among other things, population health services, disease management services and outsourced, employer-sponsored healthcare services to, primarily, self insured employers (collectively, the "I-trax-CHD Meridian Group Business").

         B. I-trax and BioSignia are parties to the Marketing and Service Agreement dated as of April 25, 2003, as amended (the "Prior Agreement"). Under the Prior Agreement, BioSignia is providing certain services to I-trax on an exclusive basis, and under the Prior Agreement I-trax has paid BioSignia $160,000 for the purpose of obtaining use of the Licensed Technology (as defined below).

         C. The Parties desire to enter into this Agreement for, among other things, BioSignia to grant to the I-trax-CHD Meridian Group a non-exclusive license to the Licensed Technology for use by the I-trax-CHD Meridian Group in I-trax-CHD Meridian Group Business and, on an as needed basis, provide certain services to I-trax and to terminate the Prior Agreement.

         NOW, THEREFORE, the Parties, in consideration of the mutual promises and obligations set forth in this Agreement, and intending to be legally bound, agree as follows:

         1. Definitions. Capitalized terms that are not otherwise defined in this Agreement, have the meaning set forth below:

                  "Affiliate," with respect to a party, means any corporation, partnership, or other legal entity directly or indirectly owned or controlled by, or which owns or controls, or which is under common ownership or control with, such party.

                  "Confidential Information" means all information and materials (tangible and intangible) disclosed by a Party to the other Party pursuant to this Agreement and identified in writing, at the time of disclosure, as



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"confidential" or "proprietary." The Licensed Technology is BioSignia's
Confidential Information.

                  "Documentation" means all technical and user documentation (whether written or in electronic form) documenting the functionality and all instructions for use of the Licensed Technology.

                  "HIPAA" means the Health Insurance Portability and Accountability Act of 1996 and any and all regulations adopted thereunder.

                  "Intellectual Property Rights" means any and all now or hereafter known tangible and intangible (1) rights associated with works of authorship throughout the universe, including, but not limited to, copyrights, moral rights, and mask-works, (2) trademark, trade name, and trade dress rights and any similar rights, (3) trade secret rights and any and all other rights to prohibit disclosure, (4) Patent Rights, algorithms, and other industrial property rights, (5) all other intellectual and industrial property rights (of every kind and nature throughout the universe and however designated) (including, but not limited to, domain names, logos, "rental" rights, and rights to remuneration), whether arising by operation of law, contract, license, or otherwise, and (6) any and all registrations, initial applications, renewals, extensions, continuations, divisions, or reissues hereof now or hereafter in force (including, but not limited to, any and all rights in any of the foregoing).

                  "Licensed Technology" means, collectively:

                  (1) BioSignia's Health Claims Analysis Technology ("H-CAT") algorithms;

                  (2) Software (exclusive of SAS statistical application) and middleware required to operate H-CAT algorithms;

                  (3) Functionality required to generate the following reports using the H-CAT algorithms: (a) pre-claim new population aggregate reports in accordance with the specifications set forth on Exhibit A, (b) post-claim new population aggregate reports, in accordance with the specifications set forth on Exhibit A, (c) reconciliation process and reports, in accordance with the specifications set forth on Exhibit A, (d) second year population aggregate reports, (e) H-CAT next year's prediction down to the patient, (f) H-CAT next year's avoidable costs down to the patient, (g) H-CAT diabetes progression reports, (h) six group bucketing reports, (i) claims scrubbing and inputting, and (j) H-CAT R Squared testing;

                  (4) Documentation; and

                  (5) All other Intellectual Property Rights required to operate the technology described in this definition.

                  "Losses" means all liabilities, claims, damages, injuries, demands, proceedings, actions, assessments, settlements, judgments, awards, punitive awards, fines, charges, deficiencies, losses, costs, and expenses (including, but not limited to, all costs of preparation and investigation,



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interest, penalties, fees, disbursements, and expenses for attorneys, accountants, and other professional advisors).

                  "Patent Rights" means the rights to all inventions, whether patentable or not, including, but not limited to, the right to file applications and obtain patents, utility models, industrial models, and designs in the inventor's own name in the United States and throughout the world, and all rights to obtain other intellectual property protection in the United States and throughout the world.

                  "Person" means an individual, partnership, joint venture, corporation, trust, estate, incorporated organization, or other entity of any government or any department or agency thereof.

                  "Related Party" means a Party's parent subsidiary, other Affiliate, or any of their respective officers, directors, trustees, employees, agents, contractors or other representatives.

         2.       Technology License.

                  (a) License Grant. BioSignia hereby grants to I-trax-CHD Meridian Group a non-exclusive, perpetual, irrevocable, worldwide, non-transferable, except as provided in Section 16(b) below, license to use, possess, copy, display, perform, modify, and prepare derivative works of the Licensed Technology in the I-trax-CHD Meridian Group Business, in all formats, including, but not limited to, source code format, at one or more locations (as determined by I-trax, in I-trax's sole discretion) and in any and all media, now known or hereafter developed.

                  (b) Limitation on License Grant. The license grant set forth in Section 2(a) specifically excludes the right to resell, re-distribute or sublicense Licensed Technology to any third-party.

                  (c)      Deliveries.

                           (1) Initial Delivery. On the Effective Date (the
"Initial Delivery Date"), BioSignia will deliver to the I-trax-CHD Meridian Group one copy of the Licensed Technology (excluding Documentation) in its current form to a location designated by I-trax-CHD Meridian Group in its sole discretion.

                           (2) Second Delivery. On or before the 90th day
following the Effective Date (such date, the "Second Delivery Date"), BioSignia will deliver to I-trax one copy of the Licensed Technology in final form (including Documentation) to a location designated by I-trax in its sole discretion.

                           (3) Delivery Format. All Licensed Technology
delivered by BioSignia to I-trax pursuant to this Agreement must (1) be in form enabling a person possessing reasonable skill and expertise in computer software, information technology, statistical modeling, medical claims analysis, and SAS programming (such person, a "Licensed Technology Analyst") a to build, load, and operate the machine-executable object code and (2) include, but must




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

not be limited to, all scripts, procedures, proprietary compilers, and other information necessary or useful to modify, configure, compile, link, and execute the Licensed Technology.

                           (4) Delivery Readiness. I-trax-CHD Meridian Group
will have appropriate personnel available to receive the Licensed Technology with, at a mimimum, the skills and expertise of a Licensed Technology Analyst.

                  (d) Testing and Acceptance.

                           (1) Testing. Commencing on the Second Delivery Date,
I-trax will, with the assistance and cooperation of BioSignia, test the License Technology in the manner set forth on Exhibit B to this Agreement and in such other manner as a Licensed Technology Analysts in his or her experienced and professional judgment may reasonably recommend for a period of up to 30 days (the "Test Period"). Without limiting the generality of the foregoing, during the Test Period I-trax may: (A) apply the copy of the Licensed Technology delivered under Section 2(c) to a designated records set; (B) require BioSignia to apply BioSignia's copy of the Licensed Technology against the same designated records set; and (C) compare the results of the two applications, for among other things, consistency.

                           (2) Correction Period. If the Licensed Technology
fails the tests provided for in Section 2(d)(1), then I-trax will notify BioSignia in writing of such failure. Upon receipt of such notice, BioSignia shall use its best efforts to complete, as quickly as possible, all necessary corrections, repairs and modifications to the Licensed Technology, but in no event shall such corrective measures exceed 30 days following such notice or such other period as the Parties may mutually agree upon in writing (such period, the "Correction Period"). At the request of BioSignia, I-trax will deliver to BioSignia I-trax's processes, procedures, manuals, and computer systems to determine why the Licensed Technology failed the tests provided for in Section 2(d)(1).

                           (3) Re-Testing. Upon completion of the corrections,
repairs and modifications to the Licensed Technology, as applicable, BioSignia shall deliver to I-trax-CHD Meridian Group for re-testing in accordance with
Section 2(d)(1): (A) a report outlining the scope and nature of the corrections, repairs, and modifications to, together with a revised copy of, the Licensed Technology; and/or (B) proposed modifications to I-trax's processes, procedures, manuals, and computer systems delivered by I-trax to BioSignia in accordance with Section 2(d)(2). The date on which BioSignia delivers the items described in this Section 2(d)(3) to I-trax-CHD Meridian Group as modified under Section 2(d)(1) shall be deemed to be the Second Delivery Date and a new Test Period shall commence as of such date.

                           (4) Acceptance. I-trax-CHD Meridian Group's
acceptance of the Licensed Technology shall occur on the earlier of (i) the date on which I-trax delivers to BioSignia written notice that the Licensed Technology, original or as revised, has been accepted; or (ii) upon the expiration of the applicable Test Period without receipt by BioSignia of notice from I-trax that the Licensed Technology, original or as revised, failed the tests provided for in Section 2(d)(1).




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

                           (5) Good Faith. Each Party will perform its functions
under this Section 2(d) in good faith.

                  (e) Copies. I-trax-CHD Meridian Group may, in its sole discretion, make unlimited copies of the Licensed Technology and may locate such copies at one or more I-trax-CHD Meridian Group-controlled facilities or third party facilities, as selected by I-trax-CHD Meridian Group, in its sole discretion.

         3. Training. On or about the Second Delivery Date, BioSignia will train I-trax on the use and maintenance of all Licensed Technology delivered hereunder (including, but not limited to, system architecture and use and maintenance of the Licensed Technology's source code) at a mutually convenient time and location. The scope and level of detail of the training will be sufficient to effect appropriate training of competent personnel with adequate skills consistent with the nature and complexity of the tasks. The experience of BioSignia's trainers must correspond to the complexity of the subject matter, and the experience of the I-trax-CHD Meridian Group must be in accordance with
Section 2(c)(4).

         4.       Services.

                  (a) Modeling of Services.

                           (1) New Prospect Population Aggregate Modeling
Services. BioSignia will perform population aggregate modeling services from age and gender data in accordance with specifications described on Exhibit A, when available, to this Agreement until the earlier to occur of: (A) I-trax notifies BioSignia that I-trax no longer requires these services; and (B) I-trax accepts in accordance with Section 2(d) the copy of the Licensed Technology delivered on the Second Delivery Date.

                           (2) New Prospect H-CAT Modeling Services. BioSignia
will perform H-CAT modeling services from claims data in accordance with specifications described on Exhibit A, when available, to this Agreement until the earlier of: (A) I-trax notifies BioSignia that I-trax no longer requires these services; and (B) the expiration of the 120-day period following delivery by BioSignia to I-trax of notice of intent to terminate the services described in this Section 4(a)(2).

                           (3) Existing Prospect Services. BioSignia will
perform population aggregate modeling services from age and gender data, H-CAT modeling services from claims data and all other modeling and support services that I-trax may reasonably require, in each case in accordance with specifications described on Exhibit A, when available, to this Agreement, for the initial term of a service agreement between I-trax and each potential client of I-trax identified on Exhibit C to this Agreement and receiving modeling services under Section 4(a)(1) and (2) above, to the extent that I-trax executes a service agreement with such client within a period of 6 months immediately following the Effective Date.




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

                           (4) Know Your Number Services. BioSignia will provide
access to its web-based "Know Your Number" program to enable I-trax to perform calculations for new patient and doctor reports through out the year as data changes or becomes available. I-trax will be solely responsible for all related lab work and data entry.

                           (5) New Predictive Modeling Solutions. BioSignia will
be I-trax's preferred provider for purposes of providing new predictive modeling solutions and will have a first opportunity to bid for such services.

                  (b) Work Orders. BioSignia will provide to I-trax the services described in Section 4(a) in accordance with one or more individual work orders in the form of Exhibit D to this Agreement, which may be executed by the Parties from time to time. Each work order, when signed by both Parties, will be attached to this Agreement as Exhibit D-"X" (where "X" is the number assigned to each work order incorporated under this Agreement in numerical sequence) and will become a part of this Agreement (each work order, when executed and attached to this Agreement in accordance with this Section 3, is referred to as a "Work Order").

                  (c) Delivery of Services. BioSignia will perform all work designated in the Work Orders with reasonable dispatch in accordance with the time periods set in the Work Orders.

                  (d) Facilities. Except as expressly provided herein, BioSignia will provide, without limitation, any facilities, personnel, equipment, and other resources, responsibilities and functions necessary to delivery the services described in the Work Orders.

                  (e) Performance. BioSignia will maintain an experienced team of personnel to provide the services described in the Work Orders. BioSignia will perform all services described in the Work Orders in a workmanlike manner, with the highest professional diligence and skill and in accordance with generally accepted standards applicable to similarly situated vendors and the terms and conditions of this Agreement.

         5.       Payments.

                  (a) License Fee. The aggregate license fee for the license granted hereunder is $575,000 and will be paid as follows:

                           (1) Initial Delivery Payment. CHD Meridian will pay
BioSignia $287,500 on the Initial Delivery Date; and

                           (2) Second Delivery Payment. CHD Meridian will pay
BioSignia $287,500 upon I-trax's acceptance in accordance with Section 2(d) above of the Licensed Technology delivered on the Second Delivery Date.

                  (b) Service Fees.



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

                           (1) New Population Aggregate Modeling Services.
BioSignia will perform the services set forth in Section 4(a)(1) at no charge to I-trax.

                           (2) New H-CAT Modeling Services and Existing Prospect
Services. I-trax will pay BioSignia for the services set forth in Section 4(a)(2) and (3):

                                    (A) Up-front fees:

                                        Population Size             Fee
                         ----------------------------------------------------
                         Up to and including 50,000 persons       $25,000
                         50,001 to 250,000 persons                $35,000
                         250,001 or more persons                  $50,000

                                    (B) If such services are being provided on
population-wide basis, the greater of $0.24 per member, per month or 4% of the recurring monthly fees received by I-trax, or if such services are being provided on a case-rate basis, 4 percent of the recurring monthly service fees received by I-trax.

                                    (C) If a service agreement subject to
Section 4(a)(3) does not provide for on-going claims modeling, making Section 5(b)(2)(B) not applicable, the payments set forth in Section 5(b)(2)(A) will be increased by 20 percent. If any such service agreement subject to Section 4(a)(3) is later amended to provide for on-going claims modeling making Section 5(b)(2)(B) applicable, I-trax will credit any payments made on account of the 20 percent increase against fees payable under Section 5(b)(2)(B).

                           (3) Know Your Number Service. I-trax will pay
BioSignia for the services set forth in Section 4(a)(4),at the rate of $12 per person per year for the first two years following the Effective Date. Thereafter, the rate will be subject to renegotiation based on prevailing rates for the service at that time.

                  (d) Payment Terms. Each amount payable by I-trax to BioSignia will be due and payable by check on the date or event specified in the applicable Work Order or, if not specified, 50% upon execution of the applicable Work Order and 50% no later than 30 days after the date of the invoice which BioSignia will submit upon completion and delivery of the work described in the applicable Work Order.

         6. Customer Referrals. If BioSignia introduces to I-trax a customer that does not have a preexisting relationship with I-trax, and the customer enters into a customer agreement with I-trax, I-trax will pay BioSignia a referral fee equal to 5% of all recurring fees, which specifically exclude implementation fees, start-up fees and custom programming fees, received from such customer during the initial term of such customer agreement. With respect to each customer agreement, I-trax or its Affiliates will pay BioSignia the referral fee by check within 15 days of I-trax's receipt of payment pursuant to such customer agreement. Each payment will equal to the amount derived by multiplying the referral fee percentage by the actual recurring fees received under such customer agreement.



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

         7. Relationship of the Parties. Nothing in this Agreement will be construed to create a joint venture or partnership between the Parties. Except as expressly set forth in this Agreement, each Party will act solely as an independent contractor and not as an agent, servant, employee, or representative of the other Party.

         8. Ownership.

                  (a) Licensed Technology. Subject to the licenses granted by BioSignia pursuant to this Agreement, BioSignia owns all right, title, and interest in and to the Licensed Technology.

                  (b) Reservation of Rights. Except as provided herein, each Party reserves all rights in its Intellectual Property Rights and nothing contained herein will be construed as granting the other Party any ownership interest in its Intellectual Property Rights. Each Party will include, maintain, reproduce, and perpetuate all notices or markings on all copies of all tangible media comprising each Party's Confidential Information in the manner in which such notices or markings appear on such tangible media or in the manner in which either Party may reasonably request.

                  (c) Residual Knowledge. Nothing in this Agreement will be construed to restrict either Party from developing or distributing products or performing services that do not infringe upon any Intellectual Property Rights of the other Party, using intangible residual know-how or concepts (as distinguished from the tangible implementation of such know-how and concepts) retained in the mind of such Party's employees, provided that such Party or its employees do not directly reference, incorporate or otherwise use in such products or services any Confidential Information or Intellectual Property Rights (or any tangible embodiment thereof) of the other Party or otherwise infringe in any manner upon that Party's Intellectual Property Rights; it being understood that any use by either Party of any ideas, know-how, technical information, processes, practices or systems that are in the public domain (not through any wrongful action or wrongful failure to act of such Party), including items generally known in the information technology and securities industries, shall not constitute any such infringement.

         9.       Representations and Warranties of BioSignia.

                  (a) As of the Effective Date. BioSignia represents and warrants to I-trax-CHD Meridian Group the following as of the Effective Date:

                           (1) BioSignia has good and marketable title to the
Licensed Technology, including, but not limited to, all Intellectual Property Rights in and to the Licensed Technology.

                           (2) BioSignia has all necessary rights to enter into
this Agreement without violating any other agreement or commitment of any sort.

                           (3) BioSignia is the exclusive owner of all right,
title, and interest in and to the Licensed Technology.



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

                           (4) The Licensed Technology is free and clear of all
liens and encumbrances.

                           (5) All contributions to the development of the
Licensed Technology, including, but not limited to, by means of software maintenance, were made by BioSignia employees or subcontractors in the United States acting within the scope of their employment or engagement, as applicable, with BioSignia (collectively, the "BioSignia Employees and Contractors").

                           (6) BioSignia has paid all of the BioSignia Employees
and Contractors in full for the BioSignia Employees and Contractors' contribution to the Licensed Technology.

                           (7) The Licensed Technology contains no software,
information, and/or materials from entities other than BioSignia.

                           (8) Exhibit E to this Agreement contains a list of
all patents, copyrights, trademarks, and other registrations and related documents that relate to the Licensed Technology.

                           (9) The user documentation for the Licensed
Technology does not contain any errors or misrepresentations concerning the Licensed Technology.

                           (10) There are no claims that the Licensed Technology
or that BioSignia violates or has violated the rights of anyone, including, but not limited to, patent, copyright, trade secret, trademark, and other proprietary rights.

                           (11) BioSignia (A) has not ceased functioning as an
ongoing concern, (B) is conducting BioSignia's operations in the normal course of business, (C) is not insolvent or bankrupt, and (D) has not made an assignment for the benefit of creditors.

                           (12) BioSignia is a corporation duly organized,
validly existing, and in good standing under the laws of the State of Delaware and possesses the corporate power and authority to enter into this Agreement and to comply with the terms and conditions of this Agreement.

                  (b) Surviving after the Effective Date. BioSignia represents and warrants to I-trax-CHD Meridian Group the following as of the Effective Date and thereafter, with the intention that such representations and warranties survive the Effective Date:

                           (1) The use, possession, copying, display, and
performance of the Licensed Technology will not infringe or induce infringement or contribute to an infringement or constitute a misappropriation of any trademark, patent, copyright, trade secret, moral right, proprietary right, or similar property right.



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

                           (2) The Licensed Technology can be deployed and
function as designed within a HIPAA compliant environment

                           (3) The Licensed Technology does not contain any
"back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus," "software lock," or "hardware lock" (as such terms are generally known in the computer industry) or other instructions to intentionally disable or erase the Licensed Technology and/or data (collectively, "Disabling Instructions").

                           (4) BioSignia will not introduce any Disabling
Instructions in any Licensed Technology delivered to I-trax-CHD Meridian Group.

                           (5) This Agreement is a legal, valid, and binding
obligation of BioSignia enforceable in accordance with its terms.

                           (6) The execution and delivery of this Agreement by
BioSignia and the performance of, and compliance by, BioSignia with the terms and conditions of this Agreement will not result in the imposition of any lien or other encumbrance on the Licensed Technology and will not conflict with or result in a breach by BioSignia of any of the terms, conditions, or provisions of any agreement, order, injunction, judgment, decree, statute, rule or regulation applicable to BioSignia, any of the Licensed Technology, or any note, indenture, or other agreement, contract, license, or instrument by which any of the Licensed Technology may be bound or affected.

                           (7) No consent or approval by any Person or public
authority is required to authorize, or is required in connection with, the execution, delivery, or performance of this Agreement by BioSignia.

                           (8) The execution, delivery, and performance of this
Agreement and the transactions contemplated by this Agreement by BioSignia have been duly and validly authorized and approved by all requisite corporate action on the part of BioSignia.

         10. Representations and Warranties of I-trax-CHD Meridian Group. Each of I-trax and CHD Meridian severally represents and warrants to BioSignia that, as of the Effective Date, (a) each of I-trax and CHD Meridian is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware and possesses the corporate power to enter into this Agreement and to comply with the terms and conditions of this Agreement, (b) this Agreement is a legal, valid, and binding obligation of each of I-trax and CHD Meridian, and (c) the execution, delivery, and performance of this Agreement and the transactions contemplated by this Agreement by each of I-trax and CHD Meridian have been duly and validly authorized and approved by all requisite corporate action on the part of I-trax and CHD Meridian.




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

         11.      Indemnification.

                  (a) By BioSignia. BioSignia will reimburse, defend, indemnify, and hold harmless I-trax-CHD Meridian Group, its Related Parties and their Affiliates for, from, and against any and all Losses resulting from, relating to, or arising out of, (1) the actual or alleged infringement by the Licensed Technology of any Intellectual Property Right and (ii) BioSignia's actual or threatened breach of any provision of Section 9(a) and 9(b) of this Agreement (collectively a "Claim Against I-trax-CHD Meridian Group"); provided that BioSignia is promptly notified in writing of such Claim Against I-trax-CHD Meridian Group; BioSignia is promptly given in writing the complete control of the defense and settlement of such Claim Against I-trax-CHD Meridian Group; and that I-trax-CHD Meridian Group, its Related Parties and their Affiliates provide reasonable cooperation in the defense of such Claim Against I-trax-CHD Meridian Group.

                  (b) By I-trax-CHD Meridian Group. I-trax-CHD Meridian Group will reimburse, defend, indemnify, and hold harmless BioSignia, its Related Parties and their Affiliates for, from, and against any and all Losses resulting from, relating to, or arising out of, I-trax-CHD Meridian Group's actual or threatened breach of any provision of Section 10 of this Agreement (collectively a "Claim Against BioSignia"); provided that I-trax-CHD Meridian Group is promptly notified in writing of such Claim Against BioSignia; I-trax-CHD Meridian Group is promptly given in writing the complete control of the defense and settlement of such Claim Against BioSignia; and that BioSignia, its Related Parties and their Affiliates provide reasonable cooperation in the defense of such Claim Against BioSignia.

         12.      Limitation of Liability.

                  (a) BioSignia. EXCEPT FOR SECTION 11(a), (1) BIOSIGNIA WILL HAVE NO LIABILITY UNDER THIS AGREEMENT FOR INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, OR INCIDENTAL DAMAGES, EVEN IF BIOSIGNIA HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND (2) BIOSIGNIA'S ENTIRE LIABILITY ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT, WHETHER SUCH LIABILITY IS BASED IN CONTRACT, NEGLIGENCE, STRICT LIABILITY IN TORT, WARRANTY, OR OTHERWISE, WILL NOT EXCEED THE AGGREGATE OF ALL MONIES PAID BY I-TRAX-CHD MERIDIAN GROUP TO BIOSIGNIA PURSUANT TO THIS AGREEMENT.

                  (b) I-trax-CHD Meridian Group. EXCEPT FOR SECTION 11(b), (1) I-TRAX-CHD MERIDIAN GROUP WILL HAVE NO LIABILITY UNDER THIS AGREEMENT FOR INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, OR INCIDENTAL DAMAGES, EVEN IF I-TRAX-CHD MERIDIAN GROUP HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND (2) I-TRAX-CHD MERIDIAN GROUP'S ENTIRE LIABILITY ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT, WHETHER SUCH LIABILITY IS BASED IN CONTRACT, NEGLIGENCE, STRICT LIABILITY IN TORT, WARRANTY, OR OTHERWISE, WILL NOT EXCEED THE AGGREGATE OF ALL MONIES PAYABLE BY I-TRAX-CHD MERIDIAN GROUP TO BIOSIGNIA PURSUANT TO THIS AGREEMENT.




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

         13.      Confidential Information.

                  (a) Use and Disclosure.

                           (1) Without the prior, express, and written consent
of a Party disclosing Confidential Information (the "Disclosing Party"), the Party receiving such Confidential Information (the "Receiving Party") must not disclose or use any Confidential Information of the Disclosing Party in any manner, except as necessary to perform the Receiving Party's obligations under this Agreement or to exercise the licenses granted (if any) by the Disclosing Party to the Receiving Party in this Agreement.

                           (2) The Receiving Party must treat all Confidential
Information of the Disclosing Party with the same degree of care as the Receiving Party accords to the Receiving Party's own Confidential Information, but in no case less than reasonable care.

                           (3) The Receiving Party may disclose Confidential
Information only to those employees and contractors of the Receiving Party who need to know such information, and the Receiving Party certifies that such employees and contractors, including, without limitation, any third party receiving Confidential Information pursuant to Sections 2(b), 2(c) and 2(d), have previously agreed, either as a condition of employment or in order to obtain the Confidential Information, to be bound by terms and conditions substantially similar to the terms and conditions applicable to the Receiving Party under this Section 13. The Receiving Party must promptly advise the Disclosing Party if the Receiving Party learns of any unauthorized use or disclosure of any Confidential Information of the Disclosing Party.

                  (b) Exclusions. Except for information that is required by law to remain confidential, including, but not limited to, "personally identifiable information" as defined in HIPAA, Confidential Information of the Disclosing Party does not include information or materials that are (1) or become publicly available without violation of this Agreement or any other obligation of confidentiality, (2) already known by the Receiving Party, (3) independently developed by the Receiving Party without any use of the Disclosing Party's Confidential Information, or (4) subsequently disclosed to the Receiving Party by a third party without restriction and the disclosure by the third party does not violate any obligation of confidentiality.

                  (c) Ownership. The Disclosing Party will continue to own all of the Disclosing Party's Confidential Information disclosed pursuant to this Agreement.

                  (d) Return. The Receiving Party must promptly return to the Disclosing Party, at the Disclosing Party's sole cost and expense, all Confidential Information of the Disclosing Party upon a written request by the Disclosing Party.

                  (e) Equitable Remedies. A breach of this Section 13 by the Receiving Party may cause irreparable harm and injury to the Disclosing Party for which money damages are inadequate. In the event of such breach, the Disclosing Party will be entitled to seek injunctive relief, in addition to its legal and other equitable remedies.



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


         14. Binding Arbitration. The Parties will attempt to settle any dispute or difference arising under this Agreement through mutual discussion. In the event the Parties do not settle the dispute through mutual discussion, the Parties will settle the dispute by arbitration in accordance with the Arbitration Rules of the American Arbitration Association. The Parties will agree upon a single arbitrator or, if the Parties cannot agree upon a single arbitrator within 20 days of written notice of intent to arbitrate the dispute, then the Parties will each appoint a single arbitrator within 20 days of the expiration of the aforementioned 20-day period, and the appointed arbitrators will appoint a third arbitrator of their choosing promptly thereafter. If arbitrators are not so appointed, they will be appointed in accordance with the Arbitration Rules. The Federal Arbitration Act, 9 U.S.C. ss.ss. 1-16 will govern the arbitration to the exclusion of state laws inconsistent therewith or that would produce a different result. The arbitrator(s) may not award attorneys' fees or costs as part of the award. The award of the arbitrator(s) will be binding and may be entered as a judgment in any court of competent jurisdiction. The Parties may not appeal to any court from the decision of the arbitrator(s) or have any right to commence or maintain any suit or legal proceeding concerning a dispute until such dispute has been determined in accordance with the arbitration procedure provided herein, and then only for enforcement of the award rendered in such arbitration. Nothing in this Section 14 precludes either Party from exercising its termination rights under this Agreement or seeking relief in any court of competent jurisdiction for an injunction or for satisfaction of the other Party's indemnification obligation.

         15. Force Majeure. Neither Party will be in default or otherwise liable for any delay in or failure of its performance under this Agreement if such delay or failure arises by any reason beyond its reasonable control, including any act of God, any acts of the common enemy, terrorists, the elements, earthquakes, floods, fires, epidemics, riots, failures or delay in transportation or communications, or any act or failure to act by the other Party or such other Party's employees, agents or contractors. The Parties will promptly inform and consult with each other as to any of the above causes that in their judgment may or could be the cause of a delay in the performance of this Agreement.

         16.      General Terms.

                  (a) Notices. Any notice required or permitted under this Agreement will be in writing and will be deemed given when mailed by United States certified or registered mail, return receipt requested, or when deposited with a national overnight or two-day delivery service, provided such service has a confirmation/tracking system to confirm deliveries.

         I-trax                               BioSignia

         President                            President
         One Logan Square, Suite 2615         1822 E. NC Highway 54, Suite 350
         130 N. 18th Street                   Durham, NC 27713
         Philadelphia, PA 19103




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

         With a copy to:                      With a copy to

         General Counsel                      Daniels Daniels & Verdonik, PA
         One Logan Square, Suite 2615         1822 E. NC Highway 54, Suite 200
         130 N. 18th Street                   Durham, NC 27713
         Philadelphia, PA 19103

         Either Party may, in its sole discretion and judgment, designate new person(s) or address(es) for the receipt of notices.

                  (b) Assignment; Delegation; Subcontracting. Either Party has the unrestricted right to assign, delegate, subcontract, or otherwise transfer any or all of its rights and obligations under this Agreement to any parent, subsidiary, or other Affiliate and to any Person that is a successor in interest to such Party's business, or such component of its business that encompasses the Licensed Technology, by sale, stock purchase, merger or acquisition.

                  (c) No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and nothing herein will give or be construed to give to any Person, other than the Parties, any legal or equitable rights whatsoever.

                  (d) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to choice of law principles.

                  (e) Waiver. The waiver by either Party of a breach or violation of any provision of this Agreement will not operate or be construed to be a waiver of any subsequent breach or violation thereof. To be effective, all waivers must be in writing and signed by an authorized officer of the Party to be charged.

                  (f) Entire Agreement. This Agreement (including any attached schedule, supplement and exhibit) sets forth the complete understanding of the Parties with respect to the subject matter of this Agreement and supersedes any and all prior or contemporaneous communications, discussions, agreements, understandings, promises, and/or representations made by either Party to the other, whether oral, written, or in any other form, not expressly included herein, including without limitation the Prior Agreement.

                  (g) Severability. Any determination that any provision of this Agreement or any application thereof is invalid, illegal or unenforceable in any respect in any instance will not affect the validity, legality and enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Agreement.

                  (h) Cumulative Remedies. Except as otherwise expressly provided for herein, all remedies provided for in this Agreement will be cumulative and in addition to and not in lieu of any other remedies available to either Party at law, in equity, or otherwise.

                  (i) Amendment. This Agreement constitutes the entire understanding of the Parties hereto and no changes, amendments, or alterations will be effective unless signed by duly authorized representatives of both Parties, except as expressly provided herein.




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

                  (j) Headings. The headings contained in this Agreement are included for purposes of convenience only, and will not affect in any way the meaning or interpretation of any of the terms or provisions of this Agreement.

                  (k) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.


         IN WITNESS WHEREOF, the Parties have signed this Agreement on the ____ day of March 2004.


I-TRAX HEALTH MANAGEMENT SOLUTIONS, INC.     BIOSIGNIA, INC.

/s/ Gary Reiss                               /s/ Thomas D. Livingston
Name:                                        Name:
Title:   Chief Operating Officer             Title:  Executive Vice President
                                                     and Chief Financial Officer

MERIDIAN OCCUPATIONAL HEALTHCARE ASSOCIATES, INC.

/s/ Charles D. Phillips
Name:
Title:   President







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